CERTIFICATE OF AMENDMENT

                                     OF THE

                          CERTIFICATE OF INCORPORATION

                                       OF

                           NEW YORK HEALTH CARE, INC.


                Under Section 805 of the Business Corporation Law


          The undersigned, being a duly authorized officer of New York Health Care, Inc., hereby certifies:

          1.   The  name  of  the  Corporation  is  New  York  Health Care, Inc.

          2. The Certificate of Incorporation was filed by the Department of State on February 24, 1983.

          3. The Certificate of Incorporation of the Corporation is hereby amended by the addition of a provision stating the number, designation, relative rights, preferences, and limitations of the shares of the Series A Convertible Preferred Stock as fixed by the Board of Directors of the Corporation, to read as follows:

     The number of shares constituting the Series A Convertible Preferred Stock shall be Five Hundred Ninety Thousand Three Hundred Seventy Five (590,375).

     (a)  DIVIDENDS.

     The holders of outstanding Series A Convertible Preferred Stock shall be entitled to receive out of funds at the time legally available therefor a dividend equal to 9% of the purchase price for shares of Series A Convertible Preferred Stock before any dividend is paid on the Corporation's common shares. Such dividends shall be payable quarterly on the first day of each calendar quarter, when and as declared by the Board of Directors. No dividends or other cash distributions shall be paid or set aside for payment on any common shares unless and until all accrued and unpaid dividends on the Series A Convertible Preferred Stock, including the dividend for the then current quarterly dividend period, shall have been paid or declared and set aside for payment. The holders of shares of Series A Convertible Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided herein.


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     (b)  NO  PREFERENCE  ON  LIQUIDATION.

     (1) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of Series A Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders pari passu with all other series or shares of preferred and common shares, whether from capital, surplus or earnings.

     (2) A reorganization, consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up of this Corporation as those terms are used in this subdivision (b) and, in the event of any such reorganization, consolidation, merger or sale of assets, the Series A Convertible Preferred Stock shall be entitled only to the rights provided in the plan of reorganization.

     (c)  VOTING  RIGHTS.

     Except as otherwise provided in the Corporation's Certificate of Incorporation or as provided by the New York Business Corporation Law, the holders of the Series A Convertible Preferred Stock issued and outstanding shall have no voting rights or powers to vote upon the election of directors or upon any other matter.

     (d)  CONVERSION  OF  SERIES  A  CONVERTIBLE  PREFERRED  STOCK  INTO  COMMON
STOCK.

Subject to the provisions of this subdivision (d), the holder of record of any share of Series A Convertible Preferred Stock shall have the right, at his option, at any time after the date of issuance of said shares to convert each said share of Series A Convertible Preferred Stock into two-thirds (2/3) of a fully paid and nonassessable share of the Corporation's $.01 par value common shares (the "Common Shares").

     (1) No fractional shares shall be issued upon conversion of the Series A Convertible Preferred Stock. If more than one share of the Series A Convertible Preferred Stock is to be converted at one time by the same stockholder, the number of full Common Shares issuable upon such conversion shall be computed on the basis of the aggregate amount of the Series A Convertible Preferred Shares to be converted. Instead of any fractional Common Shares which would otherwise be issuable upon conversion of any shares of Series A Convertible Preferred Stock, the Corporation will pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the Market Price per Common Share at the close of business on the day of conversion which such shares of Series A Preferred Stock would be convertible into on such date. "Market Price" means, as to any security on the date of determination thereof, the average of the closing prices of such security's sales on all principal United States securities exchanges or quotation medium or on the "pink sheets" on which such security may at the time be listed, or if there shall have been no sales on any such exchange or


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          through such quotation medium or through the "pink sheets" on any day, the last trading price of such security on such day, or if there is no such price, the average of the bid and asked prices at the end of such day, in each such case averaged for a period of three (3) consecutive calendar days prior to the day when the Market Price is being determined. In the absence of such closing prices, trading prices, or bid and asked prices, Market Price shall be determined by the Board of Directors of the Corporation, in its sole discretion;

     (2) Any holder of a share or shares of Series A Convertible Preferred Stock desiring to convert such Series A Convertible Preferred Stock into Common Shares shall surrender the certificate or certificates representing the share or shares of Series A Convertible Preferred Stock so to be converted, duly endorsed to the Corporation, or in blank, at the principal office of the Corporation and shall give written notice to the Corporation at said office that he elects to convert the same, and setting forth the name or names (with the address or addresses) in which the Common Shares are to be issued.

     (3) Conversion of Series A Convertible Preferred Stock shall be subject to the following additional terms and provisions:

     (A) As promptly as practicable after the surrender for conversion of any Series A Convertible Preferred Stock, the Corporation shall deliver or cause to be delivered at the principal office of the Corporation (or such other place as may be designated by the Corporation), to or upon the written order of the holder of such Series A Convertible Preferred Stock, certificates representing the Common Shares issuable upon such conversion, issued in such name or names as such holder may direct. Shares of the Series A Convertible Preferred Stock shall be deemed to have been converted as of the close of business on the date of the surrender of the Series A Convertible Preferred Stock for conversion, as provided above, and the rights of the holders of such Series A Convertible Preferred Stock shall cease at such time, and the person or persons in whose name or names the certificates for such shares are to be issued shall be treated for all purposes as having become the record holder or holders of such Common Shares at such time; provided, however, that any such surrender on any date when the stock transfer books of the Corporation shall be closed shall constitute the person or persons in whose name or names the certificates for such shares are to be issued as the record holder or holders thereof for all purposes at the close of business on the next succeeding day on which such stock transfer books are open.

     (B) In the event that the Corporation shall at any time subdivide or combine in a greater or lesser number of shares the outstanding Common Shares, or the Series A Convertible Preferred Stock, the number of Common Shares issuable upon conversion of the Series A Convertible Preferred Stock shall be proportionately increased in the case of subdivision or decreased in the case of a combination, effective in either case at the close of business on the date when such subdivision or combination shall become effective.

     (C) In the event that the Corporation shall be recapitalized, consolidated with or merged into any other corporation, or shall sell or convey to any other corporation all or


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substantially  all  of  its  property as an entirety, provision shall be made as part of the terms of such recapitalization, consolidation, merger, sale or conveyance so that any holder of Series A Convertible Preferred Stock may thereafter receive in lieu of the Common Stock otherwise issuable to him upon conversion of his Series A Convertible Preferred Stock, but at the conversion ratio stated in this subdivision (d), the same kind and amount of securities or assets as may be distributable upon such recapitalization, consolidation, merger, sale or conveyance, with respect to the Common Stock of the Corporation.

     (D) In the event that the Corporation shall at any time pay to the holders of Common Shares a dividend payable in Common Shares, the number of Common Shares issuable upon conversion of the Series A Convertible Preferred Stock shall be proportionately increased, effective at the close of business on the record date for determination of the holders of Common Shares entitled to such dividend.

     (E) Such adjustments shall be made successively if more than one event listed in subdivision (d)(3)(B), (C) and (D) hereof shall occur.

     (F)  No  adjustment  of  the  conversion  ratio shall be made by reason of:

     (I) the purchase, acquisition, redemption or retirement by the Corporation of any Common Shares or any other class of the capital stock of the Corporation, except as provided in subdivision (d)(3)(B); or

     (II) the  issuance,  other  than  as provided in subdivisions (d)(3)(B) and
(D), of any Common Shares of the Corporation, or of any securities convertible into Common Shares or other securities of the Corporation, or of any rights, warrants or options to subscribe for or purchase Common Shares or other securities of the Corporation, provided that in the event the Corporation offers any of its securities or any rights, warrants or options to subscribe for or purchase any of its securities to the holders of its Common Shares pursuant to any preemptive or preferential rights granted to holders of Common Shares by the Certificate of Incorporation of the Corporation, or pursuant to any similar rights that may be granted to such holders of Common Shares by the Board of Directors of the Corporation, at least 20 days prior to the expiration of any such offer, the Corporation shall mail written notice of such offer to the holders of the Series A Convertible Preferred Stock then of record; or

     (III) any offer by the Corporation to redeem or acquire its Common Shares by paying or exchanging therefor stock of another corporation or the carrying out by the Corporation of the transactions contemplated by such offer, provided that at least 20 days prior to the expiration of any such offer the Corporation shall mail written notice of such offer to the holders of the Series A Convertible Preferred Stock then of record.

     (G) The Corporation shall at all times reserve and keep available solely for the purpose of issue upon conversion of such Series A Convertible Preferred Stock, as herein provided, such number of Common Shares as shall be issuable upon the conversion of all outstanding Series A Convertible Preferred Stock.


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
     (4) The issuance of certificates for Common Shares upon conversion of the Series A Convertible Preferred Stock shall be made without charge for any tax in respect of such issuance. However, if any certificate is to be issued in a name other than that of the holder of record of the Series A Convertible Preferred Stock so converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance, or shall establish to the satisfaction of the Corporation that such tax has been paid or is not due and payable.

     (e)  RE-ACQUIRED  SHARES.


Any shares of Series A Convertible Preferred Stock converted, redeemed, purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares of Series A Convertible Preferred Stock shall upon their cancellation, and, if required, upon the filing of an appropriate certificate with the Department of State of the State of New York, become authorized but unissued shares of Preferred Stock of the Corporation and may be reissued as part of another series of Preferred Stock of the Corporation.

          4. The amendment of the Certificate of Incorporation was authorized by the Board of Directors by unanimous written consent.

          IN WITNESS WHEREOF, I have hereunto executed this Certificate of Amendment this 9th day of September, 2004.

                                            NEW YORK HEALTH CARE, INC.


                                            By: /s/ Jacob Rosenberg
                                                --------------------------------
                                               Name:  Jacob Rosenberg
                                               Title: Vice President and
                                                      Chief Operating Officer


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